UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2007
EDDIE BAUER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51676	42-1672352
(Commission File Number)	(IRS Employer Identification No.)
15010 NE 36TH STREET
REDMOND, WA 98052
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 755-6544
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On February 9, 2007, Eddie Bauer Holdings, Inc. (the “Company”) issued a press release announcing that Fabian Mansson resigned from his position as Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company, both effective February 9, 2007. The Company also announced that Howard Gross will serve as Interim Chief Executive Officer of the Company commencing February 9, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
     Mr. Mansson and the Company have entered into a summary of terms which provides for payments of the amounts that Mr. Mansson is entitled to receive pursuant to the terms of his pre-existing employment agreement entered into in 2005, including the following: (a) accrued but unpaid compensation attributable to earned salary and salary that would have been earned for periods through May 9, 2007, unused earned vacation days and vacation days that would have been earned through May 9, 2007, and any other compensation that has been or would be earned or accrued under any bonus or other benefits plan to May 9, 2007, (b) continued payment of his annual base salary ($980,000) through May 9, 2009, (c) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2009 (or such earlier time as Mr. Mansson obtains equivalent coverages and benefits from a subsequent employer), (d) bonus payments of $980,000 for each of 2007 and 2008 and $346,356 for 2009, (e) full accelerated vesting of all stock options and restricted stock units granted to Mr. Mansson, with such stock options to remain exercisable for the duration for their ten year term, (f) reimbursement of outplacement services, in an amount up to $35,000, and (g) reimbursement of expenses related to his relocation to Sweden, reimbursement of certain expenses related to the sale of his current principal residence in the United States (up to 6% of the sales price of such residence), and reimbursement of closing costs relating to the purchase of a new residence in Sweden (up to 3%), plus a tax-gross-up payment.
     The Company and Mr. Mansson have agreed that the first six months of base salary payments will be paid in a lump sum on August 10, 2007, in compliance with Internal Revenue Code Section 409A.
     The confidentiality, non-solicitation and non-competition provisions in Mr. Mansson’s pre-existing employment agreement will remain in full force and effect. In the event that there is a “Change of Control” (as defined in Mr. Mansson’s employment agreement) with respect to the Company within nine months after February 9, 2007, Mr. Mansson is entitled to receive (a) his annual base salary for an additional year, (b) continued participation in life insurance, group health and all other employee welfare benefit plans through May 9, 2010 (or such earlier time as Mr. Mansson obtains equivalent coverages and benefits from a subsequent employer), (c) an additional bonus payment of $980,000, and (d) an additional $15,000 on the limit of his reimbursable outplacement services.
     Howard Gross was named a director of the Company in June 2005. From 1996 to 2004, Mr. Gross served as president and chief executive officer of HUB Distributing, Millers Outpost and Levi’s Outlet Stores of the American Retail Group, Inc. From 1994 to 1995, Mr. Gross served as the president and chief operating officer of Today’s Man, Inc. Formerly, Mr. Gross spent over 20 years at Limited Brands, Inc., where he held various positions, including president of Victoria’s Secrets Stores and president of the Limited Stores. Mr. Gross currently serves as a director of Glimcher Realty Trust and The Sharper Image. Mr. Gross received a Bachelor of Arts degree in Speech and Public Address from the University of Akron in 1965 and is 62 years old. In connection with his appointment as Interim Chief Executive Officer, Mr. Gross and the Company have agreed in principle to the terms of his employment. The Company will pay Mr. Gross a monthly salary of $85,000, which will be increased to $110,000 in the event his employment lasts more than six months. In addition, the Company will reimburse Mr. Gross for certain travel and housing expenses in connection with his service as Interim Chief Executive Officer. Mr. Gross will not receive director compensation fees during the term of his service as Interim Chief Executive Officer. In addition, Mr. Gross has stepped down as chair and a member of the Company’s Nominating and Corporate Governance Committee.

Item 9.01 — Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated February 9, 2007

SIGNATURES
     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EDDIE BAUER HOLDINGS, INC.
(Registrant)

Dated: February 15, 2007	By:	/s/ Shelley Milano

Shelley Milano
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 9, 2007